Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-79977, 2-79978, 33-49676, 333-104597, 333-106967, 333-107841, and 333-112343 of Walgreen Co. and subsidiaries on Form S-8 of our report dated October 12, 2004, appearing and incorporated by reference in this Annual Report on Form 10-K of Walgreen Co. for the year ended August 31, 2004.

/s/Deloitte & Touche LLP
Chicago, IL
November 9, 2004